FORM 51-102F3

MATERIAL CHANGE REPORT

Item 1.	Name and Address of Company

CARDERO RESOURCE CORP. (the “Issuer”)

Suite 1901, 1177 West Hastings Street

Vancouver, B.C.

V6E 2K3

Item 2.	Date of Material Change

December 20, 2006

Item 3.	News Release

The date of the press release issued pursuant to section 7.1 of National Instrument 51-102 with respect to the material change disclosed in this report is December 20, 2006.  The press release was issued in Vancouver, British Columbia through the facilities of the Toronto Stock Exchange, Canada Stockwatch, Market News Publishing and CCN Matthews.

Item 4.	Summary of Material Change

The Issuer reports that arranged a brokered private placement of up to 2,000,000 units and a non-brokered private placement of up to 1,500,000 units, at a price of $1.50 per Unit to raise total gross proceeds of $5,250,000.

The Issuer also reports that it has granted stock options to a consultant of the Company to purchase up to 300,000 common shares at a price of $1.70 for two years.

Item 5.	Full Description of Material Change

NOT FOR DISSEMINATION IN THE UNITED STATES OR FOR RELEASE TO U.S. NEWSWIRE SERVICES

The Issuer reports that it has arranged a brokered private placement, on a commercially reasonable efforts basis, of up to 2,000,000 units (the “Units”) and, a non-brokered private placement, of up to 1,500,000 units, at a price of $1.50 per Unit (the “Offering”) to raise total gross proceeds of up to $5,250,000.  Each Unit will consist of one common share of the Issuer (“Share”) and one-half of a transferable common share purchase warrant.  Each full warrant (the “Warrant”) will be exercisable to acquire one additional Share for a period of 18 months from closing at an exercise price of $2.00.  The Issuer has also granted the Agent an over-allotment option exercisable at any time prior to closing or the placement of up to an additional 200,000 Units.

Pacific International Securities Inc. (“Agent”) will act as agent for the Offering, and will receive a commission of 7% of the gross proceeds of the brokered portion of the Offering, payable in cash or Units at the election of the Agent.  In addition, the Agent will receive compensation options equal to 8% of the number of Units sold under the brokered portion of the Offering.  Each compensation option will entitle the Agent to purchase one Share at a price of $1.75 (the “Compensation Option”) for a period of eighteen months following the closing of the Offering.  The Issuer will also pay the Agent’s costs and expenses of the Offering.  A finder’s fee will be payable on the non-brokered portion of the Offering in cash or shares or a combination of both.

All securities issued in the Offering will have a hold period in Canada of four months from the closing of the Offering.

The net proceeds from the Offering are intended to be used to fund exploration programs on the Issuer’s exploration projects in Peru, Argentina and Mexico, for ongoing mineral property investigations and potential acquisitions, and for general working capital.

The Offering is subject to completion of satisfactory due diligence by the Agent with respect to the Issuer, completion and execution of appropriate documentation, acceptance for filing by the TSX of the Offering on behalf of the Issuer and receipt of any required regulatory approvals.

The Issuer also announces that it has granted incentive stock options to a consultant of the Issuer to purchase up to 300,000 common shares at a price of $1.70 per share for a period of two years ending on December 20, 2008.

For further details on the Issuer readers are referred to the Issuer’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this material change report, which has been prepared by management.

This material change report contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for a significant mine life, the potential for production and sale of a direct shipping iron concentrate, the possibility of concluding an arrangement with third party purchasers of iron concentrates, the possibility of making a decision to produce materials from the iron sands project, the possibility of the Issuer being able to utilize the existing shipping facilities at the port of San Nicholas, business and financing plans, business trends and future operating revenues.  Although the Issuer believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, potential and similar expressions, or are those, which, by their nature, refer to future events.  The Issuer cautions investors that any forward-looking statements by the Issuer are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the inability of the Issuer to produce a saleable iron concentrate economically, or at all, the inability of the Issuer to obtain any necessary permits, consents or authorizations required for its activities, the inability of the Issuer to produce minerals from its properties successfully or profitably, the inability of the Issuer to continue its projected growth, the inability of the Issuer to utilize any of the existing infrastructure as part of any production and/or shipping scenario, and the inability of the Issuer to raise the necessary capital or to be fully able to implement its business strategies, including the two stage production scenario outlined above.

This material change report does not constitute an offer to sell, or a solicitation of an offer to sell, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

All of the Issuer’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States disclosure filings via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Issuer’s mineral properties.

This material change report is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.

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Item 6.	Reliance on subsection 7.1(2) or (3) of National Instrument 51-102

Not applicable

Item 7.	Omitted Information

No information has been omitted on the basis that it is confidential.

Item 8.	Senior Officer

The following senior officer of the Issuer is knowledgeable about the material change disclosed in this report.

Henk Van Alphen, President & CEO

Business Telephone No.:  (604) 408-7488 Ext. 222

Item 9.	Date of Report

December 22, 2006